Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Excelsa Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Excelsa Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 9, 2021	/s/ Juan Pablo del Valle Perochena
Name: Juan Pablo del Valle Perochena